Exhibit (c) 3

GPU News Release
August 8, 2000

              GPU, AmerGen Complete Sale of Oyster Creek Facility;
Enables GPU To Concentrate on Distribution, Transmission, Unregulated Businesses

                          AmerGen Adds to Growing Fleet

      MORRISTOWN, N.J., August 8, 2000 -- GPU, Inc. and AmerGen Energy Company today announced they have completed the sale of GPU's Oyster Creek nuclear generating facility in Lacey Township, NJ, to AmerGen for $10 million.

      The sale includes the 619-megawatt, single unit boiling water reactor and adjacent former farm property.

      AmerGen, a joint venture between PECO Energy Company, of Philadelphia, and British Energy, of Edinburgh, Scotland, now holds the license for Oyster Creek's operation and has full responsibility and authority over the nuclear station.

      An agreement on the sale was reached in September, 1999. The U.S. Nuclear Regulatory Commission approved transfer of the operating license to AmerGen on June 6, 2000. The New Jersey Board of Public Utilities approved the sale on July 20, 2000.

      "The sale of Oyster Creek is the final significant step in GPU's exiting the merchant generation business," said Fred D. Hafer, chairman, president and chief executive officer of GPU. "We are now sharply focused on the transmission and distribution of electricity, as well as new, non-regulated businesses, which we believe hold the key to our future growth."

      The sale will provide the Oyster Creek employees with an opportunity to join an organization that is becoming a major operator and owner of nuclear generating facilities.

      The purchase of Oyster Creek marks another acquisition in AmerGen's business plan to become one of the nation's leading nuclear power generators. In 1999, the company purchased the Clinton Power Station in Illinois and Three Mile Island Unit 1 in Pennsylvania. It also has signed an asset purchase agreement for the Vermont Yankee Nuclear Power Station in Vermont.

      Jerry Rainey, AmerGen CEO, said, "We are pleased to be acquiring another quality nuclear plant, and at the same time maintaining electric reliability, jobs and economic benefits for New Jersey. Oyster Creek is a good fit for our growing generation portfolio."

      Dr. Robin Jeffrey, British Energy's executive director North America and president of AmerGen, said, "The Oyster Creek acquisition demonstrates AmerGen's ongoing commitment to developing a premier fleet of US nuclear plants. This transaction will help to secure the future of the facility and will provide staff with an opportunity to be part of a Company which has nuclear power generation as a central part of its strategy."


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      With the transfer of ownership,  Ron DeGregorio, a veteran of PECO Nuclear operations who led the AmerGen Oyster Creek Transition Team, became the plant's site vice president. "This is an exciting day," he said. "We have a good plant, fine operating staff and the potential to be an excellent nuclear generator for the next decade. Safety and reliable power production are the foundation of AmerGen's operating principles."

      The ownership transfer places Oyster Creek in a Mid-Atlantic Regional Operating Group (ROG) consisting of PECO Energy's Limerick and Peach Bottom nuclear stations, TMI Unit 1 and Oyster Creek, under the supervision of Joe Hagan, PECO Energy's senior vice president for Nuclear Operations.

      The sale provides for AmerGen to assume full responsibility for the ultimate decommissioning of Oyster Creek. At the closing of the sale, GPU provided funding for the decommissioning trust of $440 million. The transaction will reduce by more than $150 million the costs GPU customers would bear for decommissioning and for other plant-related transitional costs if the plant were shut down rather than sold to AmerGen.

      GPU will purchase the electricity generated by Oyster Creek at a fixed price through March, 2003. Also, GPU will fund outage costs, including the cost of re-load fuel, for a refueling outage scheduled for October, 2000. AmerGen will repay these costs to GPU in nine equal annual installments beginning in August, 2001.

     GPU, Inc. (NYSE: GPU), headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power in the UK, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and/or operate 14 projects in 5 countries including the US. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.

      PECO Energy (NYSE: PE) is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and 425,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 36 billion kilowatt-hours of electricity in 1999 at its Limerick and Peach Bottom generating stations.

      PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages and low operating and maintenance costs. The company also owns and operates coal, natural gas, oil, landfill gas and hydro power plants, and its Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.

      British Energy provides more than 20 percent of Britain's electricity and is the U.K.'s largest generator. It owns and operates 15 nuclear power reactors in the United Kingdom, with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station.

      British Energy has also acquired the Eggborough coal-fired power station in Northern England. This is part of its long-term strategy of achieving vertical integration and purchasing more flexible generating plant in the UK.


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      In July 1996, British Energy was successfully  privatized through a public offering of stock. The company has distinguished itself on nuclear operations through its outstanding safety record and by reducing costs and increasing output and profit following privatization. Headquartered in Edinburgh, Scotland, British Energy has 5,300 employees.

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Contacts:

      GPU, Inc.
        Ned Raynolds, 973-455-8294

      PECO Energy
        Bill Jones, 215-841-4129
        Ralph DeSantis, 610-765-5530

      British Energy

        Doug McRoberts, (011) 131-44-527-2020




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